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                                                                      Exhibit 15

                                       1345 Avenue of the Americas
                                       New York, New York 10105


June 27, 1997

KeySpan Energy Corporation
c/o The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201


Gentlemen,

We are aware that KeySpan Energy Corporation has incorporated by reference in its Registration Statement No. 333-30407 our reports dated January 24, 1997 and April 23, 1997, covering the unaudited interim consolidated financial statements for The Brooklyn Union Gas Company as of December 31, 1996, and March 31, 1997, respectively. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our Firm or reports prepared or certified by our Firm within the meaning of Section 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP